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                       SECURITIES AND EXCHANGE COMMISSION
                                 ______________

                             Washington, D.C. 20549

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                              INITIAL SCHEDULE 13G
                        Under the Securities Act of 1934


                        CYPRESS FINANCIAL SERVICES, INC.
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    171045305
                                 --------------
                                 (CUSIP Number)


                                  July 8, 1998
             ------------------------------------------------------
             (Date of Event Which Requires Filing of the Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


        [ X ]     Rule 13d-1(b)

        [   ]     Rule 13d-1(c)

        [   ]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 171045305                   13G                      Page 2 of 5 Pages



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Pacific Life Insurance Company

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          California

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,000,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,000,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          2,000,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
          Not Applicable
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          31%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


          IC,CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1.

                  (a)      NAME OF ISSUER:
                                    Cypress Financial Services, Inc.,
                                    a Nevada corporation

                  (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                                    5400 Orange Avenue, Suite 200
                                    Cypress, CA 90630

ITEM 2.           (a)      NAME OF PERSON FILING:
                                    Pacific Life Insurance Company

                  (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                                    700 Newport Center Drive
                                    Newport Beach, CA  92660-6397

                  (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:
                                    California

                  (c)      TITLE OF CLASS OF SECURITIES:
                                    Common Stock

                  (d)      CUSIP NUMBER:
                                    171045305

ITEM 3. If this statement is filed pursuant Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Act.

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                  (c) [X] Insurance Company as defined in Section 3(a) (19) of the Act.

                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act.

                  (e) [ ] Investment Advisor registered under Section 203 of the
                          Investment Advisors Act of 1940.

                  (f) [ ] Employee Benefit Plan, Pension Fund which is
                          subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Rule 13d-1(b)(1)(ii)(F).

                  (g) [ ] Parent Holding Company, in accordance with Rule
                          13d-1(b)(ii)(G) (Note, see Item 7).

                  (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.           OWNERSHIP

         (a)      Amount beneficially owned:                           2,000,000
         (b)      Percent of Class:                                          31%
         (c)      Number of shares as to such person has:
                  (i)      Sole power to vote or to direct the vote:   2,000,000
                  (ii)     Shared power to vote or to direct to vote:        -0-
                  (iii)    Sole power to dispose or to direct the
                           disposition of:                             2,000,000
                  (iv)     Shared power to dispose or to direct the
                           disposition of:                                   -0-


                                   Page 3 of 5
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ITEM 5.           OWNERSHIP OF 5% OR LESS OF CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

ITEM 6.           OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON.

                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  N/A

ITEM 10.          CERTIFICATION.

                  N/A


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  PACIFIC LIFE INSURANCE COMPANY



Dated: April 29, 1999                             By: /s/ Diane W. Dales
      ---------------------                          ---------------------------
                                                      Assistant Vice President



                                   Page 4 of 5
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         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)








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